ENGAGEMENT AGREEMENT

THIS AGREEMENT made as of the 1st day of September, 2004

BETWEEN:

THE TRADESHOW MARKETING COMPANY LTD., a public Nevada corporation having an office located at _____________________(the "Company")

OF THE FIRST PART
AND:

PEGGIE-ANN KIRK, a businessperson of ___________________________________________________________________________(the "Officer")

OF THE SECOND PART

WHEREAS:

A.  The Company is a publicly traded company.

B.  The Company wishes to engage the Officer on the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the material promises and conditions contained in this Agreement, the Company and the Officer agree as follows:

1.    Engagement

The Company hereby engages the Officer and the Officer hereby accepts the engagement upon the terms and conditions hereinafter set forth.

2.	Period of Engagement

Subject to the provisions for termination as hereinafter provided, the term of the engagement shall be for an initial period of one year commencing on September 1, 2005 and shall automatically renew thereafter for one (1) year periods with the mutual agreement of the parties (the "Period of Engagement"), unless the Company or the Officer gives the other party 60 days written notice of non-renewal, in which case this Agreement will terminate.

3.	Services

The Officer agrees to serve in the position and carry out the duties and responsibilities described in Schedule "A" and perform such other services as may be designated from time to time by the Company.

4.	Compensation

(a)	Fee

For all services rendered by the Consultant under this Agreement, the Company shall pay the Consultant, a one-time base fee of 100,000 shares issued September 1, 2004 from treasury of the Company.

(b)	Incentives/Bonuses

In addition to the fee set forth above, the Officer shall be compensated from time to time for the raising of capital for the Company, the introduction of private placees to the Company, or any such other event that encourages investment in and/or improves the operability of the Company.

(c)	Expenses Reimbursement

The Company will reimburse the Officer for the costs of all travel to meetings where attendance has been specifically requested by the Company.

5.	Benefits

If the Officer becomes eligible therefor, the Company shall provide the Officer with the right to participate in and to receive benefits from all insurance and all similar benefits made available generally to employees of the Company, as determined by the Board of Officers of the Company. Notwithstanding the foregoing provisions of this section, the amount and extent of any benefits to which the Officer may be entitled shall be governed by the provisions of any employee benefit plans adopted by the Company, as amended from time to time.

6.	Termination of Engagement

(a)	Termination by the Company

The Company may at any time during the Period of Engagement terminate this Agreement for cause, without notice and without liability for any claim, action or demand upon the happening of one or more of the following events:

(i)
if the Officer, fails or refuses, repeatedly, to comply in any material respect with the reasonable policies, standards or regulations of the Company established from time to time in writing and in accordance with this Agreement;

(ii)	if the Officer fails to perform in any material respect his duties determined by the Company in accordance with this Agreement and consistent with the customary duties of the Officer’s engagement;

(iii)
if the Officer conducts himself in a wilfully dishonest, or an unethical or fraudulent manner that materially discredits the Company or is materially detrimental to the reputation, character or standing of the Company; or

(iv)	if the Officer conducts any unlawful or criminal activity, which activity materially discredits the Company or is materially detrimental to the reputation, character or standing of the Company.

Notwithstanding the above, the Company may at any time during the Period of Engagement terminate this Agreement by paying to the Officer a lump sum amount equal to three month’s fee, and by providing to the Officer the amount of any performance bonus to which the Officer would have been entitled or becomes entitled to pursuant to Section 4(b) above.

(b)   Termination by the Officer

The Officer may terminate this Agreement at any time by providing 60 days written notice to the Company and any fee or performance bonus to which the Officer would have been entitled or becomes entitled to pursuant to Section 4(b) above will cease on the date of termination.

7. Property of the Company

The Officer hereby acknowledges and agrees that all personal property, including without limitation, all books, manuals, records, reports, notes, contracts, lists, and other documents, proprietary information (as defined below), copies of any of the foregoing, and equipment furnished to or prepared by the Officer in the course of or incidental to his engagement, including, without limitation, records and any other materials pertaining to the Company or its business, belonging to the Company shall be promptly returned to the Company upon termination of the Period of Engagement.

8. Proprietary Information and Non-Competition

(a)	Proprietary Information

"Proprietary Information" means information about the Company disclosed to the Officer, known by the Officer or developed by the Officer, alone or with others, in connection with his engagement by the Company, which is not generally known to the industry in which the Company is or may become engaged about the Company's products, processes, and services, including but not limited to, information relating to customers, sources of supply, personnel, sources or methods of financing, marketing, pricing, merchandising, interest rates, or sales.

(b)	Non-Disclosure of Proprietary Information

The Officer acknowledges that all Proprietary Information is received or developed by him in confidence and is the property of the Company. During the period of engagement and thereafter, the Officer will not, directly or indirectly, except as required by the normal business of the Company or expressly consented to in writing by the Company:

(i)	disclose, publish or make available, other than to an authorized employee, officer, or Officer of the Company, any Proprietary Information;

(ii)	sell, transfer or otherwise use or exploit any Proprietary Information;

(iii)	permit the sale, transfer, or use or exploitation of any Proprietary Information by any third party; or

(iv)
retain upon termination or expiration of the Period of Engagement any Proprietary Information, any copies thereof or any other tangible or retrievable materials containing or constituting Proprietary Information.

(c)	Disclosure of Proprietary Information

If, at any time, the Officer becomes aware of any unauthorized access, use, possession or knowledge of any Proprietary Information, the Officer shall immediately notify the Company. The Officer shall provide all reasonable assistance to the Company to protect the confidentiality of any such Proprietary Information that the Officer may have directly or indirectly disclosed, published or made available to third parties in breach of this Agreement, including, but not limited to, reimbursement for any and all solicitor's fees that the Company may incur to protect its rights therein. The Officer shall take all reasonable steps requested by the Company to prevent the recurrence of such unauthorized access, use, possession or knowledge.

(d)	Interference with Business

During the Period of Engagement, the Officer shall devote sufficient time, ability and attention to the business of the Company. During the Period of Engagement, the Officer shall not, directly or indirectly, compete or assist any third party in competing with the Company. Following the Period of Engagement, the Officer shall not:

(i)	employ any Proprietary Information for himself or in the service of others or interfere with the Company's relationship with its clients, purchasers or suppliers;

(ii)	use Proprietary Information to solicit business for himself or in the service of others from clients, suppliers or purchasers of the Company;

(iii)	in any way breach the confidence that the Company has placed in the Officer;

(iv)	misappropriate any Proprietary Information; or

(v)	breach any of the provisions of this section.

(e)    Non-Competition by the Officer

During the Period of Engagement and for a term of one (1) year following the termination of engagement, however terminated, the Officer shall not, within the United States, excluding the State of Hawaii:

(i)	enter into or engage in any business which reasonably may detract from, compete with, or conflict with the business of the Company; or

(ii)	solicit customers, business, patronage, or orders for, or sell, any service in competition with, or for any business which competes with the Company's business; or

(iii)	promote or assist, financially or otherwise, any person, firm, association or corporation engaged in any business which competes with the Company's business; or

(iv)	take his own company or business public during the term of this engagement.

directly or indirectly, whether as an individual on his own account, or as a partner, joint venturer, employee, agent, salesman, consultant, officer and/or Officer of any person, firm or corporation, or as a stockholder of any corporation in which the Officer or his spouse, child or parent own, directly or indirectly, more than 10% of the outstanding stock.

(e) Non-Competition by the Company

During the Period of Engagement and for a term of one (1) year following the termination of engagement, however terminated, the Company shall not, within the State of Hawaii:

(i)	enter into or engage in any business which reasonably may detract from, compete with, or conflict with the business of the Officer’s business; or

(ii)	solicit customers, business, patronage, or orders for, or sell, any service in competition with, or for any business which competes with the Officer's business; or

(v)	promote or assist, financially or otherwise, any person, firm, association or corporation engaged in any business which competes with the Officer's business.

9. Assignment, Successors and Assigns

The Officer agrees that he will not assign, transfer or otherwise dispose of any rights or obligations under this Agreement. Any such purported assignment or transfer shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this agreement and the performance of its obligations hereunder to any successor in interest or any affiliated company. Subject to the foregoing, this Agreement shall be binding upon and shall enure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

10. General Provisions

(a)
Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the address appearing in the introductory section of this Agreement, but each party may change that address by written notice in accordance with this section. Notice delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated two days after the date of mailing.

(b)
This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the engagement of the Officer by the Company, and contains all of the covenants and agreements between the parties with respect to that engagement in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding on either party.

(c)	The parties hereto agree and warrant to use best efforts, due diligence, and to maintain full disclosure of all matters of the business and conduct of the parties in respect to this Agreement.

(d)
The parties hereunto agree and acknowledge that they have each sought separate counsel because the effects of this Agreement are material to their fortunes, and the consequences of this Agreement are onerous, far reaching and engage serious obligations.

(e)	Any modification of this Agreement will be effective only if it is in writing and signed by the party to be bound thereby.

(f)
The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by other party shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right to power for all or any other times.

(g)
If any provision to this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

(h)	This Agreement shall be governed by and construed in accordance with the laws and courts of the Province of British Columbia.

(i)
The parties hereto agree to execute and to cause to be effected such additional documents or matters as shall be required to fully and effectually achieve the intent hereof and to achieve matters collateral hereto including, but not limited to necessary corporate resolutions, necessary regulatory filings, specific management agreements, or such other matters required between the parties that are necessary to effect the intent of this Agreement and matters collateral.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first written above.

THE CORPORATE SEAL of	)
THE TRADESHOW MARKETING	)
COMPANY LTD.	)
was hereunto affixed in the presence	)
of its duly authorized signatory:	)
________________________________	)
Authorized Signatory	)

SIGNED, SEALED AND DELIVERED by	)
PEGGIE-ANN KIRK in the presence of	)	___________________________________
_____________________________	)	PEGGIE-ANN KIRK
Witness Signature	)